Exhibit 10.54

English Summary of German Language Commercial Lease Agreement between Zug Estates AG and Amarin Switzerland GmbH

Section	Provision	Terms and Conditions/Explanation
Preamble	Landlord	Zug Estates AG, Industriestrasse 12, 6300 Zug
Preamble	Tenant	Amarin Switzerland GmbH
Preamble	Building	Überbauung Metalli, Gotthardstrasse 2, 6300 Zug
1.1	Premises	1st floor, 419.10 sqm
1.1	Purpose	Office
2.1	Lease commencement date	February 1, 2022
2.3	Term	Fixed term of five years until January 31, 2027 (the “Initial Term”). Automatic termination without prior notice as of January 31, 2027, unless extended.
2.4	Renewal option

At the end of the Initial Term, Tenant has the option to extend the lease for an additional term of five years (i.e. until January 31, 2032). Such option must be exercised no later than 18 months prior to the end of the Initial Term (i.e. no later than July 31, 2025).

In case of extension, Landlord may increase the rent by a maximum of 5%, if such increase corresponds to customary local conditions. Tenant must be informed of such increase no later than October 31, 2025, and Tenant has the right to revoke exercise of the renewal option within two months of receipt of the adjustment notice.

2.5	Right of First Refusal

Right of first refusal to rent office space at the property Gotthardstrasse 2 and Baarerstrasse 14. If a third party is willing to rent this space, Landlord must inform Tenant. Tenant must inform Landlord within 15 calendar days whether it will rent this additional space at the conditions offered by the third party. If the space is not rented to a third party or there is no offer to rent from a third party, Tenant shall be entitled at any time to rent this space in addition pursuant to the conditions of the lease agreement.

3; 1.1	Rent	Total of CHF 192,786.10 per year (CHF 460/sqm/year, plus VAT of CHF 14,844.53 and payment on account for ancillary costs of 18,054.82), in total CHF 225,685.45 per year, payable quarterly in advance.
3.2	Indexation	Yes, pursuant to the development of the Swiss Consumer Price Index, for the first time as of January 1, 2023.
3.2	Rent adjustment during the fixed period	In case of value-enhancing investments of Landlord.
3.4.1	VAT	The lease agreement is subject to VAT (currently 7.7%).
4.1	Ancillary costs

Tenant shall bear effective ancillary costs of the exhaustive list of items set out in the lease agreement.

Due to eco-friendly energy contracting, Tenant shall also bear the costs of amortization, capital costs, repair, insurance of the heating facility.

5	Default Interest	In the event of late payment of rent, Landlord will charge Tenant default interest of 6% of the amount owed from the due date.
6.1	Alterations by Tenant	Permissible, subject to Landlord's prior approval.
8; 2.1	Building Condition	Core and shell lease. All existing fixtures and fit-outs are deemed to be Tenant's fixtures and fit-outs.

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8.5	Repairs	Tenant shall bear the costs of:  minor repairs up to CHF 1,000 per repair and case; and all repairs of its own fixtures and fit-outs.
8.7	Reinstatement

Landlord is entitled to require Tenant to reinstate the Premises to original condition at the end of the lease. If Landlord waives this right, the fit-outs shall be left at the Premises.

Tenant waives its right to a reimbursement of any added value of fixtures and fit-outs remaining at the Premises at the end of the lease.

10	Sublease and transfer of lease

Sublease and transfer of lease require the approval of Landlord, which under mandatory Swiss law can only be refused for specific reasons.

Group internal sublease or transfer only requires information of Landlord, not approval.

13	Security	Cash deposit of CHF 112,000 at bank escrow account.
14	Insurance	Tenant shall take out a third-party liability insurance with a coverage of at least CHF 5.0 million and an insurance against fire and damages by natural forces.
15.5	Access of Landlord	Upon advance notice of 72 hours.
15.6	Registration of the lease agreement in the land register	Yes.
15.7	Development

Landlord is considering to further develop the site. Landlord can offer temporary replacement offices if appropriate because of the construction in such case. The cost of moving will be borne by Landlord. If the construction causes material disturbances to Tenant, Tenant may ask for a rent reduction.

N/A	Language of contractual agreements	German.
16.4	Applicable law	Swiss law.
16.4	Exclusive place of jurisdiction	Zug.

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